UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2017

Eiger BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Cambridge Avenue, Suite 350 Palo Alto, California	94306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 272-6138

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02	Results of Operations and Financial Condition.

On a preliminary unaudited basis, Eiger BioPharmaceuticals, Inc. (the “Company”) estimates that its cash and cash equivalents as of September 30, 2017 was approximately $32.3 million. The estimate is a preliminary estimate based on currently available information and does not present all necessary information for a complete understanding of the Company’s financial condition as of September 30, 2017 or our results of operations for the three months ended September 30, 2017.

The information in this Item 2.02 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On October 27, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with BTIG, LLC (the “Underwriter”) relating to the offering, issuance and sale (the “Offering”) of 1,854,749 shares of the Company’s common stock, par value $0.001 per share. The price in the Offering is $10.00 per share. Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase shares of common stock from the Company at a price of $9.40 per share, which will result in approximately $16.9 million of net proceeds to the Company after deducting the underwriting discount and estimated offering expenses payable by the Company. The Offering is expected to close on or about October 31, 2017, subject to customary closing conditions. The shares of common stock will be listed on The NASDAQ Global Market. The Underwriter has a 30-day option to purchase up to an additional 278,212 shares of common stock, which was exercised on October 27, 2017. All of the shares in the Offering are being sold by the Company. Pursuant to the terms of the Underwriting Agreement, each of the Company’s directors and officers have entered into “lock-up” agreements with Underwriter that generally prohibit, without prior written consent of BTIG, LLC, the sale, transfer or other disposition of securities of the Company for a period ending 75 days after October 27, 2017.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-212114) filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2016 and declared effective on August 4, 2016. The Company has filed a prospectus supplement, and accompanying prospectus, dated October 27, 2017, relating to the issuance and sale of the shares with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

On October 26, 2017, we suspended, and during the duration of the Offering we are not offering, any shares of our common stock pursuant to the prospectus supplement filed with the SEC on January 17, 2017 pursuant to Rule 424(b)(5) relating to the Controlled Equity OfferingSM Sales Agreement dated as of June 17, 2016 with Cantor Fitzgerald & Co.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Forward-Looking Statements

The statements in this report related to the completion, timing and size of the Offering are “forward-looking” statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to market conditions and the satisfaction of customary closing conditions related to the Offering. There can be no assurance that the Company will be able to complete the Offering on the anticipated terms, or at all.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 27, 2017, by and between the Company and the Underwriter

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.
Dated: October 27, 2017
	By:	/s/ James Welch
James Welch
Eiger BioPharmaceuticals, Inc.